Exhibit 99.1

ST. JOE ANNOUNCES SALE CLOSED TO AGRESERVES FOR $562 MILLION
WATERSOUND, Fla. - (March 5, 2014) - The St. Joe Company (NYSE: JOE) (the “Company”) today announced that it closed on the sale of approximately 380,000 acres of the Company’s non-strategic timberland and rural land in Northwest Florida to subsidiaries of AgReserves, Inc., a Utah corporation, for approximately $562 million, which included $200 million in the form of a timber note.

The sold land, which had an aggregate carrying value of approximately $52 million as of December 31, 2013, includes the majority of the Company’s timberlands in Bay, Calhoun, Franklin, Gadsden, Gulf, Jefferson, Leon, Liberty and Wakulla counties. The transaction did not include land that the Company uses or intends to use for its various residential or commercial real estate developments, resorts, leisure and leasing operations. The Company now owns approximately 185,000 acres of land concentrated primarily in Northwest Florida and expects to continue its forestry operations on a limited basis.

“The net proceeds from this sale will provide us significant liquidity and numerous opportunities to create long-term value for our shareholders,” said Park Brady, CEO for The St. Joe Company. “Management can focus on our core business activities of real estate development in Northwest Florida, including opportunities in the active adult market and expanding our resort and leisure operations.”

AgReserves, Inc. has assumed agreements and contracts existing on the purchased timberlands and intends to maintain timber and agricultural uses of the lands.
“Now that the deal’s done, we are looking forward to getting on the property, getting to work, and becoming part of the local communities in the Panhandle,” said Paul Genho, Chairman of AgReserves. “We also appreciate the professional way that St Joe conducted themselves throughout the acquisition process and thank them and those who assisted in this transaction."

TAP Advisors acted as financial advisor to the Company in connection with this transaction, with Sullivan & Cromwell LLP and Greenberg Traurig P.A. as legal counsel. Saunders Real Estate, LLC, acted as an advisor to AgReserves, Inc., with Foley & Lardner LLP and Kirton McConkie PC as legal counsel.

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About The St. Joe Company
The St. Joe Company is a Florida-based real estate developer and manager. The Company owns land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

Information Concerning Forward-Looking Statements
Certain statements made in this document and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding (i) the Company’s intended use of its existing land not included in the land sold to AgReserves pursuant to the Sale Agreement (the “Transaction”), (ii) the Company’s expectation to continue forestry operations on a limited basis following the Transaction and (iii) the opportunities available to the Company to create long-term value for its shareholders, including opportunities in its active adult market and expansion of its resort and leisure operations.

These forward-looking statements could be affected by the following factors, among others, related to the Transaction and the Company’s expectations regarding its future operations and opportunities: (1) the risk that the anticipated benefits from the Transaction may not be realized, may take longer to realize than expected, or may cost more to achieve than expected; (2) the Company’s ability to successfully and timely obtain land-use entitlements and construction financing, and address issues that arise in connection with the use and development of its land; (3) disruption from the Transaction making it more difficult to maintain relationships with contractors, customers or employees; (4) unexpected costs or unexpected liabilities that may arise from the Transaction; (5) the inability to retain key personnel; and (6) future regulatory or legislative actions or litigation that could adversely affect the Company. The forward-looking statements made herein are based on current expectations and speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the Company that may cause results to differ from express or implied expectations include, but are not limited to, those risk factors and other disclosure set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Form 10-Qs and other filings with the SEC.

© 2014, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.